Exhibit 10.37
GAYLORD ENTERTAINMENT COMPANY (THE “COMPANY”)
SUMMARY OF DIRECTOR AND EXECUTIVE OFFICER COMPENSATION
I. DIRECTOR COMPENSATION. Directors who are employees of the Company do not receive additional compensation for serving as directors of the Company. The following table sets forth current rates of cash compensation for the Company’s non-employee directors.

RETAINERS	2007

Board retainer	$50,000
Audit chair retainer	$15,000
Audit member retainer	$10,000
Human Resources/Nominating and Corporate Governance chair retainer	$12,500
Human Resources/Nominating and Corporate Governance member retainer	$7,500
No additional fees are paid for special meetings. Pursuant to the Company’s Deferred Compensation Plan for Non-Employee Directors, non-employee directors may defer these fees into this plan until their retirement or resignation from the Board of Directors. Upon election to the Board of Directors, non-employee directors also receive a one-time grant of 3,000 restricted stock units under the 2006 Omnibus Incentive Plan, which vest on the first anniversary of the date of grant. In addition, each non-management director receives an annual grant of 1,500 restricted stock units under the 2006 Omnibus Incentive Plan, which vest on the first anniversary of the date of grant. All directors are reimbursed for expenses incurred in attending meetings.
II. EXECUTIVE OFFICER COMPENSATION. The following table sets forth the 2007 annual base salaries and the fiscal 2006 performance bonuses provided to the Company’s Chief Executive Officer, Chief Financial Officer and three most highly compensated executive officers (the “Named Executive Officers”).

		FISCAL 2006
EXECUTIVE OFFICER	2007 SALARY	BONUS AMOUNT

Colin V. Reed	$865,280	$1,226,508.61
David C. Kloeppel	$525,000	$550,420.91
John Caparella	$425,000	$277,654.14
Mark Fioravanti	$250,000	$0
Carter R. Todd	$280,000	$200,630.14
The Named Executive Officers also participate in the Company’s cash bonus program under the Company’s 2006 Omnibus Incentive Plan. The following table sets forth the 2007 bonus targets as a percentage of 2007 base salary set for the Company’s Named Executive Officers.

FISCAL 2007
EXECUTIVE OFFICER	BONUS TARGET

Colin V. Reed	100%
David C. Kloeppel	75%
John Caparella	60%
Mark Fioravanti	45%
Carter R. Todd	50%
The bonuses will be determined based upon whether the Company meets designated earnings per share levels and, in certain instances, division operating income targets.
The Named Executive Officers also receive long-term incentive awards pursuant to the Company’s stockholder approved equity incentive plans.
III. ADDITIONAL INFORMATION. The foregoing information is summary in nature. Additional information regarding director and Named Executive Officer compensation will be provided in the Company’s proxy statement to be filed in connection with the 2007 annual meeting of stockholders.